Exhibit 99.1
Ixia Increases Fourth Quarter Revenue Guidance and Announces Cost Reduction
Initiative Following N2X Acquisition
Company Expects to Realize $11 Million in Annual Cost Savings
CALABASAS, CA, January 14, 2010 — Ixia (Nasdaq: XXIA) announced today that it currently expects revenues for the fourth quarter of 2009 to increase by approximately 32% year-over-year and approximately 16% sequentially to $54 million to $56 million. Fourth quarter results include a full quarter of contribution following the acquisition of Catapult Communications in June 2009 and two months of contribution following the acquisition of the N2X product line from Agilent, which closed on October 30, 2009. Previous revenue guidance for the fourth quarter of 2009 had been in the range of $50 million to $54 million.
“Contributions from our recent acquisitions were complemented by increasing sequential and year-over-year revenues from our core products,” said Atul Bhatnagar, president and chief executive officer. “We are cautiously optimistic that we are starting to see a broader, positive trend in our market and are confident that we have the right products and larger addressable market opportunities.”
Ixia also announced today a company-wide restructuring initiative estimated to yield annual cost savings of approximately $11 million. The cost savings announced today result mainly from the elimination of duplicate resources that arose from the October N2X product line acquisition. In addition to these direct cost savings, the company expects to realize scale efficiencies in its supply chain and administrative functions from the N2X acquisition and the acquisition of Catapult Communications.
The restructuring plan includes a reduction in staffing that commenced in the first quarter of 2010 and should be complete by June 30, 2010. The company will record a charge for severance and other related costs of approximately $3 million to $4 million on a pre-tax basis to reflect the impact of this restructuring. Approximately 80 positions will be eliminated.
“Over the last twelve months, we have announced cost saving programs that should reduce our operating expenses by $22 million on an annualized basis, while continuing to invest prudently in R&D,” said Tom Miller, chief financial officer. “We believe we are now optimally staffed to provide our customers with the high quality products and support that they have come to expect, and anticipate showing increased operating leverage in 2010 on a higher base of revenues.”

About Ixia
Ixia is a leading supplier of test, measurement and service verification solutions to Internet equipment manufacturers, carriers, service providers, government agencies and enterprises. Ixia’s platform is used to test IP networking equipment of all types and sizes, with powerful and flexible test applications that handle the widest range of Internet usage — from routing and switching to converged applications traffic to validating the service quality of live networks and services. Ixia’s multiplay test solutions are acknowledged as the market leader — addressing the growing need to test voice, video, and data services and network capability under real-world conditions.
For more information, contact Ixia at 26601 W. Agoura Road, Calabasas, CA 91302; (818) 871-1800, Fax: (818) 871-1805; Email: info@ixiacom.com or visit our Web Site at http://www.ixiacom.com. Ixia and the Ixia four-petal logo are registered trademarks or trademarks of Ixia.
Safe Harbor Under the Private Securities Litigation Reform Act of 1995:
Certain statements made in this press release are forward-looking statements, including, without limitation, statements regarding the expected cost savings of the restructuring plan and, expected scale efficiencies, operating expense reductions, operating leverage, revenues and future business. In some cases, such forward-looking statements can be identified by terms such as “may,” “will,” “expect,” “should,” “plan,” “believe,” “estimate,” “predict,” “guidance” or the like. Such statements reflect our current intent, belief and expectations and are subject to risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that may cause future results to differ materially from our current expectations include, among others, the risk that the Company will not realize all of the expected benefits of the restructuring and the risks identified in our Annual Report on Form 10-K for the year ended December 31, 2008, and in our other filings with the U.S. Securities and Exchange Commission. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Editorial Contact:
Kelly Maloit
Director of Public Relations
818-444-2957
kmaloit@ixiacom.com
Financial Contact:
The Blueshirt Group
Investor Relations
Chris Danne or Jill Isenstadt
415-217-7722
Tom Miller
Chief Financial Officer
818-444-2325
tmiller@ixiacom.com